SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

MAJESCO ENTERTAINMENT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Annual Meeting of Stockholders –April 25th!

Please Vote Your Shares Today!

April 2, 2014

Dear Majesco Entertainment Company Stockholder:

We recently mailed to you proxy material for the Annual meeting of stockholders detailing that The Board of Directors of Majesco Entertainment believes all proposals are in the best interests of the company, and unanimously recommends you vote FOR all. According to your broker’s records, your shares are still unvoted. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

The Nation’s Leading Independent Advisory Firm Recommends Majesco Entertainment Stockholders Vote FOR all Proposals

Institutional Shareholder Services (ISS) recommends that Majesco Entertainment stockholders vote FOR all proposals on the ballot. The recommendation of ISS is relied upon by hundreds of mutual funds, institutional shareholders, and other fiduciaries throughout the world.

Your Vote is Important! Please Vote Your Shares!

With the April 25th Annual Meeting approaching, please act today to be sure your shares are voted. You can vote by telephone, Internet or mail.

COOL stockholders are encouraged to read the definitive proxy statement detailing all the proposals in their entirety as it provides, among other things, a comprehensive discussion of the process that led ISS and The Board of Directors to recommend voting FOR all proposals on the ballot.

On behalf of the Board of Directors,

Adam Sultan, Corporate Secretary

If you have questions or need assistance voting your shares, you should contact:

Morrow & Co., LLC

Brokers call collect: (203) 658-9400

Stockholders call toll free: (800) 662-5200